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Exhibit 99.1

Contacts:	Brian W. Bethers President and CFO 1-800 CONTACTS, INC. (801) 924-9800 investors@contacts.com	Robert G. Hunter Vice President, Finance 1-800 CONTACTS, INC. (801) 924-9800 investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Fourth Quarter
and Fiscal Year 2003 Results

        DRAPER, Utah, February 24, 2004 /PRNewswire/—1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its fourth quarter and fiscal year 2003 ended January 3, 2004.

        Net sales for the fourth quarter ended January 3, 2004 were $45.9 million, compared to $40.4 million for the comparable quarter of the prior year, a 13.4% increase. For the fourth quarter of fiscal 2003, the Company reported a net loss of $(0.9) million, or $(0.07) per diluted common share, compared to a net loss of $(0.6) million, or $(0.05) per diluted common share for the fourth quarter of fiscal 2002. The Company's fiscal year is a 52 or 53 week period ending on the Saturday nearest to December 31. Fiscal 2003 was a 53-week year. The fourth quarter of fiscal 2003 consisted of 14 weeks compared to 13 weeks for the fourth quarter of fiscal 2002.

        "We have just finished a productive year that saw passage of landmark legislation that creates a national standard and a more level playing field," said Jonathan Coon, Chief Executive Officer. "We have greatly improved and enhanced our relationships with key suppliers—negotiating improved pricing and implementing co-operative marketing programs, such as rebates designed for our business model. We have returned to television advertising to rebuild brand awareness and position the company for growth. We are expanding our manufacturing capabilities to add international revenue potential. Finally, we have strengthened our management team to capitalize on the opportunities we see ahead."

        For the fourth quarter ended January 3, 2004, net sales and operating loss exclusive of the Company's Singapore operations (ClearLab) were $44.6 million and $(0.3) million, respectively. For the fourth quarter ended December 28, 2002, net sales and operating income exclusive of ClearLab's operations were $39.3 million and $1.5 million, respectively. For the fourth quarter of fiscal 2003, net sales and operating loss for ClearLab, excluding intercompany sales, were $1.3 million and $(0.5) million, respectively, compared to net sales and operating loss of $1.1 million and $(1.0) million, respectively, for the comparable quarter of the prior year. No income tax benefit was recorded on the net loss from ClearLab's operations due to the uncertainty of realization of the related deferred income tax assets in Singapore.

        The Company's consolidated gross margin improved to 38.4% for the fourth quarter of 2003 from 28.7% for the comparable quarter of the prior year. During the fourth quarter of 2003, the Company expensed $1.8 million for research and development. The majority was for payments to VisionTec, an innovative developer and manufacturer of contact lenses that the Company acquired today, to fund research and development activities on behalf of the Company. The Company also incurred $0.5 million in incremental amortization related to the acquired Lens Express and Lens 1st customer database definite-lived intangible assets and $0.4 million relating to ongoing operations of facilities acquired from Lens 1st.

        For the fiscal year ended January 3, 2004, net sales were $187.3 million, compared to $168.6 million for the fiscal year ended December 28, 2002. The net loss for fiscal 2003 was $(1.4) million, or $(0.11) per diluted common share, compared to a net loss of $(4.0) million, or $(0.35) per diluted common share, for fiscal 2002. The results for fiscal 2003 include approximately $4.6 million for research and development (the majority of which was for payments to VisionTec to fund research and development activities on behalf of the Company), $1.8 million for amortization of the acquired Lens Express and Lens 1st customer database definite-lived intangible assets, $0.3 million for integration costs related to the acquisition of Lens Express and Lens 1st, $1.7 million relating to ongoing operations of facilities acquired from Lens 1st, and non-cash compensation expense of $0.7 million relating to the grant of shares of 1-800 CONTACTS' common stock owned by ClearLab's chief technology officer to key employees of ClearLab. The results for fiscal 2002 include a charge of $7.8 million for purchased in-process research and development from the July 2002 acquisition of ClearLab. The Company did not record a tax benefit on this charge. Absent the purchased in-process research and development charge, net income was $3.8 million, or $0.33 per diluted common share, for fiscal 2002.

        1-800 CONTACTS has completed the acquisition of VisionTec, an innovative developer and manufacturer of contact lenses based in the United Kingdom. The transaction was accomplished as a purchase of 100% of the stock of VisionTec. The consideration paid includes approximately $3.2 million in cash and 155,084 shares of 1-800 CONTACTS' common stock. In addition, the Company has agreed to pay a per unit royalty to the former shareholders of VisionTec for a period of ten years. 1-800 CONTACTS financed the cash portion of this acquisition with its revolving credit facility from its current lender.

        Brian Bethers, President and Chief Financial Officer, commented, "VisionTec, is an innovative contact lens manufacturer that has developed a unique method for low cost production of daily disposable contact lenses. We initially began funding research and development in the company in March 2003 and have been extremely impressed by the milestones that VisionTec has achieved since that date. Daily disposable contacts are one of the highest growth segments of the international contact lens market. We believe this acquisition gives us an immediate entry into the daily lens market and will enhance our ability to grow the ClearLab business by offering a more attractive array of products to wholesale customers. VisionTec will have products available in the near future, and we expect the company to grow rapidly."

        "Several of the initiatives we have pursued over the past several years, such as passage of the Fairness to Contact Lens Consumers Act and our supplier agreements, required significant costs to accomplish," said Jonathan Coon. "We have consistently invested in key initiatives that will build our business over the long term. We will be investing this year in advertising to build our brand and US retail business and in manufacturing capability to build our international wholesale business."

        1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, "1-800 CONTACTS" (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

        This news release contains forward-looking statements about the Company's future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company's current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, integrations and growth of VisionTec, ClearLab, Lens Express and Lens 1st into the Company's operations, exchange rate fluctuations, advertising spending and effectiveness, unanticipated costs and unrealized benefits associated with the Company's agreements with Johnson & Johnson Vision Care and CIBAVision, the Company's doctor referral program with Cole National, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, and other regulatory considerations.

1-800 CONTACTS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Year Ended
	December 28, 2002	January 3, 2004	December 28, 2002	January 3, 2004
NET SALES	$40,450	$45,887	$168,580	$187,303
COST OF GOODS SOLD	28,825	28,244	118,181	116,873

Gross profit	11,625	17,643	50,399	70,430

OPERATING EXPENSES:
Advertising	2,858	5,640	12,642	20,191
Legal and professional	1,294	1,375	4,738	6,352
Research and development	247	1,848	247	4,625
Purchased in-process research and development	—	—	7,789	—
Other operating expenses	6,717	9,546	23,870	37,615

Total operating expenses	11,116	18,409	49,286	68,783

INCOME (LOSS) FROM OPERATIONS	509	(766)	1,113	1,647
OTHER EXPENSE, net	(288)	(183)	(1,186)	(1,167)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	221	(949)	(73)	480
BENEFIT (PROVISION) FOR INCOME TAXES	(801)	67	(3,931)	(1,918)

NET LOSS	$(580)	$(882)	$(4,004)	$(1,438)

PER SHARE INFORMATION:
Basic and diluted net loss per common share	$(0.05)	$(0.07)	$(0.35)	$(0.11)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic and diluted	11,384	13,109	11,417	12,696

OTHER DATA:
Depreciation and amortization included in the following captions:
Cost of goods sold	$315	$344	$520	$1,258
Research and development	—	9	—	17
Other operating expenses	675	1,407	2,067	5,102

Total depreciation and amortization	$990	$1,760	$2,587	$6,377

SEGMENT INFORMATION:

	Quarter Ended
	December 28, 2002			January 3, 2004
	U.S.	Singapore	Total	U.S.	Singapore	Total
Net sales	$39,296	$1,154	$40,450	$44,576	$1,311	$45,887
Gross profit (loss)	12,116	(491)	11,625	17,194	449	17,643
Income (loss) from operations	1,554	(1,045)	509	(287)	(479)	(766)
	Year Ended
	December 28, 2002			January 3, 2004
	U.S.	Singapore	Total	U.S.	Singapore	Total
Net sales	$166,511	$2,069	$168,580	$181,331	$5,972	$187,303
Gross profit (loss)	50,678	(279)	50,399	68,178	2,252	70,430
Purchased in-process research and development	—	7,789	7,789	—	—	—
Income (loss) from operations	10,053	(8,940)	1,113	3,701	(2,054)	1,647

1-800 CONTACTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	December 28, 2002	January 3, 2004
ASSETS
CURRENT ASSETS:
Cash	$259	$1,075
Accounts receivable	655	944
Inventories, net	37,785	24,127
Prepaid income taxes	769	797
Deferred income taxes	756	548
Other current assets	1,095	1,752

Total current assets	41,319	29,243
PROPERTY, PLANT AND EQUIPMENT, net	12,862	13,183
DEFERRED INCOME TAXES, net of current portion	365	710
GOODWILL	—	33,853
DEFINITE-LIVED INTANGIBLE ASSETS, net	7,089	9,207
OTHER ASSETS	369	735

Total assets	$62,004	$86,931

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit	$5,770	$—
Current portion of long-term debt	2,853	3,381
Current portion of capital lease obligations	372	191
Accounts payable and accrued liabilities	12,327	13,405

Total current liabilities	21,322	16,977

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	17,365	14,683
Capital lease obligations, net of current portion	250	64
Liability related to contingent consideration	5,470	—

Total long-term liabilities	23,085	14,747

STOCKHOLDERS' EQUITY	17,597	55,207

Total liabilities and stockholders' equity	$62,004	$86,931

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1-800 CONTACTS Announces Fourth Quarter and Fiscal Year 2003 Results